Exhibit 99.1
Digi International Announces Election of Ahmed Nawaz to Board of Directors
(Minneapolis, October 18, 2006) - Digi International® Inc. (NASDAQ: DGII) today announced that Ahmed Nawaz has been elected as a director.
Mr. Nawaz, 57, founded his own management consulting firm in January 2006. Prior to that, Mr. Nawaz was Executive Vice President, Worldwide Sales, of Agere Systems, a provider of integrated circuit solutions, from March 2001 to December 2005. Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from April 2000 to March 2001, and President, Integrated Circuits Division, from June 1998 to April 2000, of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz was Vice President of Lucent’s Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments, where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.
Joe Dunsmore, Chairman and CEO, commented: “Digi is very fortunate to strengthen its Board of Directors by adding a capable executive like Ahmed Nawaz. His general management and global sales and marketing experience in the communications technology arena qualify Ahmed as a great fit for the Digi board.”
Mr. Nawaz added: “I am pleased and honored to be joining the Digi Board and look forward to contributing to the company’s future success.”
About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).
Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.
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Digi International Contact	Investors Contact
S. (Kris) Krishnan	John Nesbett/Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210
Email: mail@investorrelationsgroup.com